                                                               EXHIBIT 10.19 (b)


                                  BANKATLANTIC
                   SPLIT DOLLAR LIFE INSURANCE PLAN AGREEMENT

         THIS SPLIT DOLLAR LIFE INSURANCE PLAN AGREEMENT ("this Agreement"), made as of the 1st day of March, 1996 by and between BankAtlantic, a Federal Savings Bank (the "Bank") and Alan Levan (the "Employee" or the "Participant").

                              W I T N E S S E T H :

         WHEREAS, BankAtlantic, a Federal Savings Bank has adopted the BankAtlantic Split Dollar Life Insurance Plan ("Plan") for the benefit of certain employees in order to assist senior executives of the Bank in providing a death benefit for their beneficiaries through the purchase of life insurance, with the Bank on a split dollar basis, and to provide a vehicle to recruit and retain selected key employees of the Bank;

         WHEREAS, the Bank and the Participant desire to enter into this Agreement to set forth the terms and conditions under which the Participant will acquire and the parties will maintain life insurance protection on the life of the Employee pursuant to the Plan.

         NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and intending to be legally bound hereby, the Bank and the Participant agree as follows:

1. DEFINITIONS. The following terms shall have the following meanings:

                  (a) "Bank" means BankAtlantic, a Federal Savings Bank, has its principal place of business in Fort Lauderdale, Florida, and any organization that is a successor thereto.

                  (b) "Bank's Policy Interest" means the interest described in Paragraph 5(a).

                  (c) "Collateral Assignment" means the Participant's assignment of the Policy to the Bank, as described in Paragraph 4 hereof.

                  (d) "Insurer" means the insurance company described in Schedule A to this Agreement.

                  (e) "Participant's Policy Interest" means the interest described in Paragraph 5(b).

                  (f) "Participating Entity" means an entity designated as such in writing by the Plan Committee.

                  (g) "Plan Committee" means the Committee appointed by the Board for the purpose of administering the Plan.

                  (h) "Plan Maturity Date" means, with respect to a Policy, the date specified in Schedule A.

                  (i) "Policy" means the life insurance policy or policies insuring the life of the Employee as described in Schedule A of this Agreement. If more than one policy is described in Schedule A, except as otherwise specifically provided in this Agreement, all such policies will be collectively treated as one policy for purposes of this Agreement; provided, however, the Bank may require a separate Collateral Assignment for each policy pursuant to this Agreement.

                  (j) "Term Cost" means an amount equal to the annual cost of current life insurance protection payable to the Participant's beneficiary under the Policy measured by the lesser of (1) the P.S. 58 rates as published by the Internal Revenue Service or (2) the Insurer's most favorable 1-year term rates offered to the public.

         2. APPLICATION FOR INSURANCE; OWNERSHIP OF THE POLICY.

                  (a) APPLICATION. Application shall be made to the Insurer for issuance of a life insurance policy or policies insuring the Employee's life and in such amount as determined by the Bank. When the Policy is issued, the policy number, the policy date and the planned annual premium shall be recorded on a separate Schedule A created with respect to each such policy.

                  (b) OWNERSHIP. The Participant shall be the sole owner of the Policy and, subject to this Agreement and the Collateral Assignment, may exercise all ownership rights which the Policy grants to the policy owner. The Bank's obligations under this Agreement are expressly conditioned on issuance of the Policy upon such underwriting classification and premium amount as are acceptable to the Bank in the exercise of its sole and absolute discretion.

         3. PREMIUM PAYMENTS.

                  (a) BANK'S PAYMENT. The Bank shall pay, at a minimum, the amount of premiums noted on Schedule A hereto on the Policy until the termination of this Agreement under Section 6. The cumulative amount of premiums on the Policy paid by the Bank shall be considered part of the "Liabilities" referred to in the Collateral Assignment. The Bank shall report the Term Cost each year as taxable income to the Employee.

                  (b) DISABILITY RIDER. If the Policy contains a disability benefit rider or a waiver of charges rider, any amounts added to the accumulated value of the policy pursuant to such rider or any charges waived pursuant to such rider shall be deemed to be premiums paid by the Bank and shall be included in the Bank's Policy Interest.

                  (c) CHANGES FOR TAX REASONS. The premium payment period, the planned annual premium and the Plan Maturity Date may be changed by the Bank in it sole discretion and specifically to the extent necessary to maintain compliance of the Policy with Sections 7702 and 7702A of the Code and the regulations thereunder.

                  (d) EMPLOYEE'S PAYMENTS AFTER-TAX. Any payment by the Employee toward the Policy Value shall be made on an after-tax basis, i.e., the Employee will be fully taxable on the amount of such contribution for income and employment tax purposes.

         4. COLLATERAL ASSIGNMENT. To secure the Participant's reimbursement to the Bank of the amount of premiums the Bank pays on the Policy pursuant to this Agreement, the Participant shall, upon issuance of the Policy, assign the Policy to the Bank as collateral by way of an agreement (the "Collateral Assignment"), being in such form as the Bank requires and granting to the Bank the limited rights in and to the Policy specified therein. All rights in and to the Policy not granted to the Bank by the Collateral Assignment or this Agreement, including but not limited to the right to designate and change the beneficiary of that portion of the Policy proceeds to which the Participant is entitled, shall be retained by the Participant. The Collateral Assignment is intended only to grant to the Bank a security interest in the Policy and this security interest shall not be interpreted in any way to include any incidents of ownership, except as provided in this Agreement and the Collateral Assignment. The Collateral Assignment shall not be cancelled, altered or amended except as provided in this Agreement.

         5. POLICY INTERESTS.

                  (a) BANK'S POLICY INTEREST. The Policy interests described in this Paragraph 5(a) shall be referred to as the "Bank's Policy Interest."

                           (1) In the event of the surrender or cancellation of
the Policy during the term of this Agreement, the Bank's Policy Interest is limited to its right to recover a portion of the cash value equal to the lesser of (i) the cumulative amount of premiums on the Policy paid by the Bank or (ii) the entire Policy cash value.

                           (2) Upon the Employee's death during the term of this
Agreement, the Bank's Policy Interest is an amount equal to the cumulative amount of premiums on the Policy paid by the Bank.

                  (b) PARTICIPANT'S POLICY INTEREST. The Policy interest described in this Paragraph 5(b) shall be referred to as the "Participant's Policy Interest."

                           (1) In the event of the surrender or cancellation of
the Policy during the term of this Agreement, the Participant's Policy Interest shall be the entire Policy cash value minus the Bank's Policy Interest described in Paragraph 5(a)(1) above.

                           (2) Upon the Employee's death during the term of this
Agreement, the Participant's Policy Interest payable to the Participant's beneficiary is the death benefit payable under the Policy reduced by the cumulative amount of premiums on the Policy paid by the Bank.

                  (c) ADDITIONAL INSURANCE. Any payments made under the Policy to the Bank in connection with the rights granted to the Bank pursuant to this Agreement shall first be made from the Policy's cash value attributable to the paid-up additional life insurance purchased by dividends payable under the Policy. The Participant shall have no interest in the paid-up additional life insurance protection except to the extent the death benefit or cash value thereof exceeds the Bank's Policy Interest. The Participant shall not have the right to obtain policy loans as long as this Agreement remains in effect.

                  (d) CONTESTED ISSUANCE OF POLICY. If the Employee dies during the first two years after a Policy issued under the Plan is in force as a result of suicide or issuance of the Policy is contested due to any material misrepresentation that was made in the policy application that would have resulted in a different classification or rating or in insurance not being accepted, and if a claim for benefits under the Policy is denied, then no life insurance payments will be made hereunder to the Participant or his beneficiary and the Agreement shall terminate. In such case, if any amount of premium paid for a Policy or cash value of the Policy is returned to the Bank, the Bank shall pay to the Participant or his beneficiary, as the case may be, the Participant's Policy Interest.

         6. TERMINATION OF AGREEMENT.

                  (a) NORMAL TERMINATION. Except as provided in subsection 6(b), this Agreement shall terminate without notice, except where notice is expressly required, upon the first to occur of any of the following:

                           (1) The Plan Maturity Date;

                           (2) Termination of the Employee's employment with the
Bank or a Participating Entity or any successor thereto for any reason; or

                           (3) The death of the Employee, provided that the
Insurer shall pay a death benefit in accordance with Section 5 of this Agreement.

                  (b) DELAYED TERMINATION; FULFILLMENT OF POLICY'S EXPECTATIONS CONCERNING RETIREMENT PAY. The parties acknowledge that among the purposes for the purchase of the Policy is to provide a fund to which the Participant will have access following his retirement from active service to the Bank to provide income to the Participant during retirement. The Participant will receive retirement income from a qualified retirement plan (the "retirement plan") that the Bank sponsors but, because of recent changes in the law, the retirement plan may take into account only a limited portion of the Participant's salary, which has resulted in a reduction in the percentage of retirement income provided under the retirement plan to the Participant when compared with his pre-retirement salary determined without the required limitation on salary. The Policy's cash value is intended to constitute a fund to provide supplemental retirement pay such that the Policy's cash value, when paid over the Participant's life expectancy, combined with the retirement income paid from the retirement plan, is expected to provide retirement income to the Participant, as a percentage of his pre-retirement salary, approximately equivalent to the retirement benefit the retirement plan will pay to its other participants with similar service as the Participant but whose salaries are not subject to the limit referred to above (referred to as the "replacement income"). Thus, while subsection 6(a) refers to termination of this Agreement upon the Plan Maturity Date, the Plan Maturity Date shall not cause the termination of this Agreement unless the Bank at that date analyzes the Policy's then cash value and determines that the cash value, reduced by the Bank's Policy Interest, is sufficient, with the retirement income paid from the retirement plan, to provide the replacement income, assuming that the Participant continues in active employment for at least five more years thereafter and using the actuarial assumptions customarily used by the retirement plan. If the Bank determines that the Policy's then cash value is sufficient to provide the replacement income as outlined above, then this Agreement shall terminate. If the Bank determines that the Policy's then cash value is not sufficient to provide the replacement income as outlined above, then this Agreement shall not terminate and the Bank shall continue to pay the amount of premiums noted on Schedule A hereto on the Policy for at least one more year. Thereafter, on each anniversary of the Plan's Maturity Date, the Bank again shall analyze the Policy's then cash value and make the determination referred to above. The Bank shall repeat this procedure each year and shall continue to pay the amount of premiums noted on Schedule A hereto until the earliest to occur of (i) termination of the Employee's employment, (ii) the Employee's death or (iii) determination that the Policy's cash value, reduced by the Bank's Policy Interest, is sufficient to provide the replacement income, as outlined above.

                  (c) PARTICIPANT'S RIGHTS AND EXPECTATIONS UPON TERMINATION. Upon termination of this Agreement the Participant shall have the right to unencumbered ownership of the Policy by promptly paying to the Bank an amount equal to (A) the Bank's Policy Interest as described in Paragraph 5(a)(1) minus
(B) any indebtedness the Bank owes to or on behalf of the Participant and which is in default. Upon payment of such amount, if any, to the Bank, from the Policy, or whatever other source, the Bank shall promptly execute and deliver to the Participant an appropriate instrument releasing any and all rights of the Bank under the Collateral Assignment so that all rights under the Policy thereafter inure to the Participant. If the Participant fails to promptly pay such amount, if any, to the Bank, then the Participant shall immediately execute any and all instruments required to terminate this Agreement and vest sole ownership of the Policy in the Bank. The Bank shall take all reasonably required action to preserve the Participant's rights in the Policy. The Participant shall thereafter have no further interest in the Policy and will be deemed to have satisfied all obligations for the repayment of any and all of the Bank's Policy Interest.

         7. ASSIGNMENT.

                  (a) PARTICIPANT'S ASSIGNMENT. Only upon the express written consent of the Bank may the Participant transfer or assign his interest in the Policy and his rights and obligations under this Agreement to a third party or parties. Upon any such permitted transfer, all of the Participant's interest in the Policy and rights and obligations under this Agreement and the Collateral Assignment shall be vested in the transferee or transferees, who shall be substituted for the Participant as a party or parties hereto, and the Participant shall have no further interest in the Policy or rights under this Agreement.

                  (b) BANK'S ASSIGNMENT. The Bank may assign its rights, interest and obligations under this Agreement provided that any such assignment shall be subject to the terms of this Agreement and provided that the Bank shall remain liable to discharge its obligations under this Agreement.

         8. ENTIRE AGREEMENT; AMENDMENT. The Plan is made a part hereof and is incorporated herein by reference. The Plan, this Agreement and the Collateral Assignment and any written amendments thereto contain all the terms and provisions of the parties' rights and obligations relating to the subject hereof and together shall constitute the entire agreement of the parties, any other alleged terms or provisions being of no effect. Neither this Agreement nor the Collateral Assignment may be amended or modified except by a written instrument signed by all parties hereto.

         9. LIABILITY OF BANK. The benefits provided by the Insurer shall be governed by the terms of the Policy. All such benefits are provided solely by the Insurer and are subject to the Insurer's ability to pay benefits. The Bank does not guarantee the Insurer's payments under the Policy.

         10. LIABILITY OF INSURER. The Insurer shall not be deemed to be a party to this Agreement, nor shall the Insurer be in any manner for its validity or enforcement. Payment or other performance of the Insurer in accordance with the provisions of the Policy issued by the Insurer shall fully discharge the Insurer from any and all liability.

         11. BINDING EFFECT. This Agreement is binding upon and inures to the benefit of the Bank and any successor or transferee, the Participant (and the Participant's heirs, executors, administrators and transferees), and any Policy beneficiary.

         12. MERGER OR CONSOLIDATION. Except as otherwise provided in this Agreement, in the event of a merger or a consolidation by the Bank with another corporation, or the acquisition of substantially all of the assets or outstanding stock of the Bank by another corporation, then and in such event the obligations and responsibilities of the Bank under this Agreement shall be assumed by any such successor or acquiring corporation, and all of the rights, privileges and benefits of the Participant under this Agreement shall continue.

         13. NO EMPLOYMENT AGREEMENT. This Agreement is not an employment agreement and nothing in this Agreement changes or in any way affects the Bank's or a Participating Entity's rights to terminate the Employee's employment.

         14. NO GUARANTEE OF ANY PARTICULAR TAX RESULTS. Neither the Bank nor any of its agents, consultants or advisors guarantee any particular income tax treatment of this Agreement, the Collateral Assignment, the Plan, and the Policy. The Participant acknowledges that while the Agreement is in effect the Employee is subject to income taxation each year on the excess, if any, of the value of the economic benefit attributable to the life insurance protection provided to the Participant under this Agreement over the Participant's premium payment for such year. The Participant also acknowledges that although the Policy appears not to be, and is not intended to be, a

MEC, it may nevertheless be or become a MEC. Under a MEC, cash withdrawals and Policy loans are taxed to the extent there are earnings in the Policy, and may be subject to an additional tax. The Participant represents that the Participant has consulted with such attorneys and other advisors as the Participant deems necessary and has not relied and does not rely upon the Bank's advice or statements in entering into this Agreement.

         15. PARTICIPANT'S INTEREST IS EXEMPT FROM CREDITORS (TO THE EXTENT PERMITTED BY LAW). Subject to the terms and conditions of the Collateral Assignment and to the extent enforceable under applicable law, neither the Participant's interest in the Policy and this Agreement nor any part thereof is subject in any manner to (a) any claims of any creditor of the Participant or the Bank, (b) the debts, contracts, liabilities or torts of the Participant or the Bank, or (c) voluntary or involuntary transfer to, on behalf of, or on account of any creditor of the Participant or the Bank. If any person or entity attempts to take any action contrary to this Section and if this Section is enforceable under applicable law, such action will have no effect, and the Bank and the Participant will disregard the action, will not in any manner be bound by it, and will not incur any liability on account of it or the disregard of it.

         16. GOVERNING LAW; VENUE. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with ERISA and, to the extent that state law is applicable, the laws of the State of Florida shall govern this Agreement. This Agreement shall be subject to the exclusive jurisdiction of the courts of Dade or Broward County, Florida. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in Dade or Broward County, Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in Dade County, Florida has been brought in an inconvenient forum.

         17. MISCELLANEOUS. Where appropriate in this Agreement, words used in the singular shall include the plural. This Agreement and all rights hereunder are governed by ERISA and, to the extent that state law is applicable, the laws of the State of Florida shall govern this Agreement.

         18. ERISA SUMMARY PLAN DESCRIPTION. The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") to the extent that the Plan is a "welfare plan" under ERISA. This Agreement (including the Schedules) constitutes the Plan's summary plan description under ERISA.

                  (a) PLAN NAME: BankAtlantic Split Dollar Life Insurance Plan

                  (b) PLAN NUMBER: 505

                  (c) PLAN YEAR: January 1st to December 31st

                  (d) EMPLOYER: BankAtlantic, a Federal Savings Bank, Attention:
Chief Financial Officer, 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304; Telephone Number: (954) 760-5015; Federal tax identification number:
59-0669712.

                  (e) PLAN ADMINISTRATOR: BankAtlantic, A Federal Savings Bank, 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304; (954) 760-5015.

                  (f) AGENT FOR SERVICE OF LEGAL PROCESS: BankAtlantic, A Federal Savings Bank, 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304; (954) 760-5015.

                  (g) ELIGIBILITY REQUIREMENTS: An employee is eligible to participate in the Plan if he or she is an employee of the Bank or a Participating Entity and are designated as eligible to participate by the Plan Committee of the Bank or such other person(s) as the Bank or the Committee may designate from time to time based on such criteria as the Bank shall determine in its sole and absolute discretion.

                  (h) CLAIMS:

                           (1) REQUEST FOR BENEFIT. A person who believes that
he is being denied a benefit to which he is entitled under this Agreement (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Plan Administrator setting forth his claim.

                           (2) CLAIM PROCEDURE. Upon receipt of a claim, the
Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth: (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Agreement on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection (3) and for review under subsection (4) hereof.

                           (3) REQUEST FOR REVIEW. Within sixty (60) days after
the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Plan Administrator review the determination. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator. If the Claimant does not request a review of the determination within such sixty (60) day period, he shall be barred and estopped from challenging the Plan Administrator's determination.

                           (4) DECISION ON REVIEW. Within sixty (60) days after
the Plan Administrator's receipt of a request for review, it will review the determination. After consideration of all materials presented by the Claimant, the Plan Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement and the Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

                  (i) ERISA RIGHTS. The Employee is entitled to certain rights and protections under ERISA. ERISA provides that all participants shall be entitled to:

                  Examine, without charge, at the Plan Administrator's office and at other specified locations, all Plan documents, including insurance contracts, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

                  Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The administrator may make a reasonable charge for the copies.

                  In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

                  Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

                  If it should happen that Plan fiduciaries misuse any of the Plan's assets, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay those costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

                  If you have any questions about your Plan, you should contact the Plan Administrator or the Bank. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

         IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first above written.


                                       BANKATLANTIC, A FEDERAL
                                       SAVINGS BANK

                                       By:
                                           -------------------------------------
                                                  John P. O'Neill





                                       PARTICIPANT:




                                       ------------------------------------
                                       Alan B. Levan